Exhibit 5.1

Fitell Corporation 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D:	+852 3656 6054 +852 3656 6061
	E:	nathan.powell@ogier.com florence.chan@ogier.com

	Reference:	FYC/AGC/500991.00001

10 February 2025

Dear Sirs

Fitell Corporation (the Company)

We have acted as the Cayman Islands counsel to the Company in connection with the filing of the Company’s prospectus supplement dated 6 February 2025 (the Prospectus Supplement) with the United States Securities and Exchange Commission (the Commission) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the Act), forming part of the registration statement on Form F-3 (File No. 333-284232) which was filed with the Commission on 10 January 2025 and declared effective on 5 February 2025, including all amendments or supplements thereto (the Registration Statement).

The Prospectus Supplement relates to the Company’s issuance and sale of (i) (a) 796,813 ordinary shares (the Ordinary Shares) of US$0.0001 par value each of the Company (the Investor Shares) and (b) warrant (the Investor Warrant) to purchase up to 1,195,220 Ordinary Shares (the Investor Warrant Shares) to an institutional investor (the Investor) pursuant to the securities purchase agreement dated 6 February 2025 entered into by and between the Company and the Investor as amended by the amendment to such securities purchase agreement dated 9 February 2025 (collectively, the Securities Purchase Agreement), and (ii) warrant (the Agent Warrant) to purchase up to an aggregate of 55,777 Ordinary Shares (the Agent Warrant Shares, together with the Investor Shares, the Investor Warrant Shares, the Offer Shares) to Rodman & Renshaw LLC (the Agent) or its designees pursuant to an engagement agreement dated 24 March 2024 between the Company and the Agent (as amended) (the Engagement Letter).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 11 April 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions passed on 8 January 2024 (the Memorandum and Articles, respectively);

(c)	a certificate of good standing dated 5 February 2025 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	a certificate of incumbency in respect of the Company dated 9 December 2024 issued by the registered office service provider of the Company (the Certificate of Incumbency);

(e)	the register of directors and officers of the Company dated 16 November 2023 (the Register of Directors);

(f)	the shareholder list of the Company as at 9 January 2025 provided to us by the Company on 4 February 2025 (the Listed Register of Members, and together with the Register of Directors, the Registers);

(g)	a certificate dated [10] February 2025 as to certain matters of fact signed by a director of the Company (the Director’s Certificate);

(h)	the written resolutions of the board of directors of the Company dated 6 February 2025 and 10 February 2025, respectively (the Board Resolutions);

(i)	the Engagement Letter;

(j)	the Securities Purchase Agreement;

(k)	the Investor Warrant;

(l)	the Agent Warrant; and

(items (i)-(l), collectively referred to as the Documents)

(m)	the Prospectus Supplement and the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Certificate of Incumbency, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Documents are true and correct copies, and where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked;

(f)	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws, and each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands);

(g)	the Board Resolutions remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transaction and no director has a financial interest in or other relationship to a party of the transactions contemplated by each Document which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(a)	the Company will issue the Offer Shares in furtherance of its objects as set out in its Memorandum;

(b)	the Offer Shares shall be issued at an issue price in excess of the par value thereof;

(c)	the form and terms of any and all Offer Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands;

(d)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offer Shares and none of the Offer Shares have been offered or issued to residents of the Cayman Islands;

(e)	all necessary corporate action will be taken to authorize and approve any issuance of Offer Shares and the terms of the offering of such Offer Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(f)	upon the issue of any Offer Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(g)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Offer Shares, and the due execution and delivery thereof by each party thereto; and

(h)	the Company is, and after the allotment (where applicable) and issuance of any Offer Shares will be, able to pay its liabilities as they fall due.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Authorized Share capital

(b)	The authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each.

Valid Issuance of Offer Shares

(c)	The Investor Shares to be issued pursuant to the Securities Purchase Agreement have been duly authorised board of directors of the Company for issue and when:

(i)	all provisions of the Memorandum and Articles, the Securities Purchase Agreement and the Board Resolutions have been satisfied;

(ii)	full payment of consideration as specified in the Securities Purchase Agreement (being not be less than the par value per Offer Share) has been received by the Company; and

(iii)	such issuance of Investor Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	The Investor Warrant Shares to be issued pursuant to the Investor Warrant and the Securities Purchase Agreement and the Agent Warrant Shares to be issued pursuant to the Agent Warrant have been duly authorised for issuance, and when:

(i)	issued by the Company upon due exercise of the respective warrants in accordance with the Investor Warrant, the Agent Warrant and the Securities Purchase Agreement (as the case may be), the Registration Statement, the provisions of the memorandum and articles of association of the Company then in effect and the Board Resolutions, and once consideration as stated in the relevant Documents, which shall not be less than the par value per Investor Warrant Shares or per Agent Warrant Shares (as the case may be), is paid; and

(ii)	such issuance of Investor Warrant Shares and the Agent Warrant Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents reviewed (or as to how the commercial terms of such Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and Registration Statement and to the reference to our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities” of the Prospectus Supplement and Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement and Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Offer Shares while the Prospectus Supplement and Registration Statement is effective.

Yours faithfully

Ogier